Exhibit 23.1 - Consent of Coopers & Lybrand L.L.P.


LETTERHEAD OF COOPERS & LYBRAND L.L.P.


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to incorporation by reference in the Registration Statement
(No. 33-41454) on Form S-8, the Registration Statement (No. 33-61005) on Form S-8 and the Registration Statement (No. 33-64923) on Form S-4 of our reports dated February 27, 1998, on our audits of the consolidated financial statements and financial statement schedules of Arnold Industries, Inc. and Subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which reports appear on page 16 of the 1997 Annual Report to Stockholders and on page 15 of the Annual Report on Form 10-K, respectively, of Arnold Industries, Inc.

                              /s/ Coopers & Lybrand L.L.P.


                              COOPERS & LYBRAND L.L.P.


One South Market Square
Harrisburg, PA  17101
March 30, 1997